Exhibit 10.4

AMENDMENT NO. 1
TO
TRIKON TECHNOLOGIES, INC.

2004 EQUITY INCENTIVE PLAN

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Trikon Technologies, Inc. (the “Company”), a corporation organized under the laws of State of Delaware, under Section 9.1 of the Trikon Technologies, Inc. 2004 Equity Incentive Plan (the “Plan”), the Board hereby amends the Plan as follows.

1.             Effective as of December 15, 2006, Section 2 of the Plan is hereby amended to incorporate a new definition following the definition of “Employee,” renumbering each subsequent definition accordingly, to read in its entirety as follows:

“2.15 “Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the per share price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding Awards.”

2.             Effective as of December 15, 2006, Section 4.3 of the Plan is hereby amended to read in its entirety as follows:

“4.3 Adjustments in Awards and Authorized Shares.

(a)           In the event of any combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the per share price of the Shares other than an Equity Restructuring, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 4.1, 5.1, 6.1 and 7.1); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iii) the grant or exercise price per share for any outstanding Awards under the Plan.  Any adjustment affecting an Award intended as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code shall be made consistent with the requirements of Section 162(m) of the Code.

(b)           In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 4.3(a):

(i)   The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be proportionately adjusted.  The adjustments provided under this Section 4.3(b)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii)  The Administrator shall make such proportionate adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 4.1, 5.1, 6.1 and 7.1).”

4.             Notwithstanding anything in this Amendment No. 1 to the Plan to the contrary, this Amendment No. 1 to the Plan shall not apply to, and instead Section 4.3 of the Plan shall apply to, any Award to which the adoption of this Amendment No. 1 to the Plan by the Board would (A) result in a penalty tax under Section 409A of the Code and the Department of Treasury proposed and final regulations and guidance thereunder or (B) cause any Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code.